EXHIBIT 99.2



NEW YORK -- JANUARY 12, 1998, WINSTAR COMMUNICATIONS, INC. (NASDAQ-WCII) said today it has completed its previously announced acquisition of GoodNet, a rapidly growing Tier 1 Internet backbone provider based in Phoenix, from Telesoft Corp. (NASDAQ-TSFT) and certain members of GoodNet management. The terms were unchanged.

The acquisition, announced December 11, 1997, is part of WinStar's expansion into the burgeoning data communications business, and offers significant synergies expected to result in improved utilization of WinStar's technology, network and sales force with benefits to revenue and EBITDA performance.

GoodNet is one of the leading national Internet service companies in the United States, with points of presence in 27 cities. The company recently was cited by WebWeek as having the fourth-highest market share (after MCI/Uunet, Sprint and GTE/BBN) among U.S. backbone providers serving Internet service providers. Through its national network of multiprotocol asynchronous transfer mode (ATM) switches, GoodNet also offers dedicated high-speed Internet access, metropolitan and wide area network data transport services, including virtual private networks, to hundreds of commercial clients.

The new WinStar unit will be known as WinStar GoodNet and become part of WinStar Broadband Services, an organization formed recently to meet increasing data communications demands.

WinStar paid $3.5 million in cash and $18.5 million in WinStar common stock in consideration for the acquisition, in addition to assuming approximately $500,000 in liabilities.

WinStar Communications, Inc. is a national local communications company, serving business customers, long distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband local communications needs. The company provides its Wireless Fiber(SM) services using its licenses in the 38 GHz spectrum. The company also provides long distance, Internet and information services.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the company's SEC reports, including the 10-K for the period ended December 31, 1996, and the 10-Q for the period ended September 30, 1997.

WinStar is a registered trademark and Wireless Fiber is a service mark of WinStar Communications, Inc.




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